Exhibit 99.1

Red Rock Resorts Announces First Quarter 2021 Results

LAS VEGAS, May 4, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the first quarter ended March 31, 2021.

During the first quarter the Company continued to execute on its phased reopening program, and operated its first-to-reopen properties of Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station, together with its Wildfire Properties.

First Quarter Results

  Net revenues were $352.6 million for the first quarter of 2021, a decrease of 6.6%, or $24.8 million, from $377.4 million for the same period of 2020, primarily due to the on-going impacts of the COVID-19 pandemic. Compared to the same period of 2019, net revenues were down 21.1% or $94.4 million from net revenue of $447.0 million.
  Net loss was $106.6 million for the first quarter of 2021, an improvement of $71.2 million, from a loss of $177.8 million for the same period of 2020. Compared to the same period of 2019, the net loss is a decrease of $126.8 million from net income of $20.3 million.
  Adjusted EBITDA(1) was $156.6 million for the first quarter of 2021, an increase of 110.8%, or $82.3 million, from $74.3 million in the same period of 2020. Compared to the same period of 2019, Adjusted EBITDA is up 8.0% or $11.6 million from $145.1 million.

Las Vegas Operations

  Net revenues from Las Vegas operations were $342.8 million for the first quarter of 2021, a decrease of 3.8%, or $13.6 million, from $356.5 million in the same period of 2020, primarily due to the ongoing impacts of the COVID-19 pandemic. Compared to the same period of 2019, net revenues were down 18.8% or $79.6 million from net revenue of $422.4 million.
  Adjusted EBITDA from Las Vegas operations was $160.7 million for the first quarter of 2021, an increase of 134.6%, or $92.2 million, from $68.5 million in the same period of 2020. Compared to the same period of 2019, Adjusted EBITDA is up 19.2% or $25.9 million from $134.8 million.

Native American Management

Adjusted EBITDA from Native American operations was $7.6 million for the first quarter of 2021, a 56.8% decrease from $17.6 million in the same period of 2020 due to the termination of the management contract of Graton Resort and Casino on February 5, 2021.

Balance Sheet Highlights

The Company's cash and cash equivalents at March 31, 2021 were $117.9 million and total principal amount of debt outstanding at the end of the first quarter was $2.9 billion.

Sale of Palms Casino Resort

The Company today announced a definitive agreement between its subsidiary Station Casinos LLC and a subsidiary of the San Manuel Band of Mission Indians ("San Manuel") to sell the Palms Casinos Resort for $650 million in cash, subject to customary adjustments.

The transaction is subject to regulatory approvals and other customary closing conditions.

Milbank LLP represented Red Rock and Deutsche Bank Securities Inc. is acting as financial advisor to Red Rock on the transaction. Latham & Watkins LLP represented San Manuel and Jefferies LLC is acting as financial advisor to San Manuel on the transaction.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 2187963. A replay of the call will be available from today through May 11, 2021 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net (loss) income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, asset impairment, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, our ability to consummate the sale of the Palms on the terms described herein, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020	2019
Operating revenues:
Casino	$ 259,938	$ 208,267	$ 244,933
Food and beverage	46,872	88,331	104,933
Room	21,944	40,076	48,075
Other	15,557	21,357	25,922
Management fees	8,308	19,357	23,159
Net revenues	352,619	377,388	447,022
Operating costs and expenses:
Casino	63,116	83,275	82,940
Food and beverage	41,057	92,486	92,236
Room	11,091	20,673	20,196
Other	5,350	9,634	11,859
Selling, general and administrative	78,910	101,273	99,065
Depreciation and amortization	54,255	58,534	50,853
Write-downs and other charges, net	260	8,807	23,728
Asset impairment	169,733	-	-
	423,772	374,682	380,877
Operating (loss) income	(71,153)	2,706	66,145
Earnings from joint ventures	390	202	505
Operating (loss) income and earnings from joint ventures	(70,763)	2,908	66,650

Other expense:
Interest expense, net	(27,267)	(36,058)	(37,438)
Loss on extinguishment/modification of debt, net	(8,140)	(11,411)	(302)
Change in fair value of derivative instruments	(128)	(20,010)	(6,638)
Other	(48)	(44)	(69)
	(35,583)	(67,523)	(44,447)
(Loss) income before income tax	(106,346)	(64,615)	22,203
Provision for income tax	(217)	(113,185)	(1,919)
Net (loss) income	(106,563)	(177,800)	20,284
Less: net (loss) income attributable to noncontrolling interests	(41,785)	(25,601)	8,961
Net (loss) income attributable to Red Rock Resorts, Inc.	$ (64,778)	$ (152,199)	$ 11,323

(Loss) earnings per common share:
(Loss) earnings per share of Class A common stock, basic	$ (0.92)	$ (2.18)	$ 0.16
(Loss) earnings per share of Class A common stock, diluted	$ (0.92)	$ (2.18)	$ 0.16

Weighted-average common shares outstanding:
Basic	70,728	69,962	69,397
Diluted	70,728	69,962	116,693

Dividends declared per common share	$ -	$ 0.10	$ 0.10

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net (Loss) Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020	2019
Net revenues
Las Vegas operations	$ 342,817	$ 356,465	$ 422,370
Native American management	8,087	19,260	22,996
Reportable segment net revenues	350,904	375,725	445,366
Corporate and other	1,715	1,663	1,656
Net revenues	$ 352,619	$ 377,388	$ 447,022

Net (loss) income	$ (106,563)	$ (177,800)	$ 20,284
Adjustments
Depreciation and amortization	54,255	58,534	50,853
Share-based compensation	2,741	4,053	3,853
Write-downs and other charges, net	260	8,807	23,728
Asset impairment	169,733	-	-
Interest expense, net	27,267	36,058	37,438
Loss on extinguishment/modification of debt, net	8,140	11,411	302
Change in fair value of derivative instruments	128	20,010	6,638
Provision for income tax	217	113,185	1,919
Other	471	42	69
Adjusted EBITDA	$ 156,649	$ 74,300	$ 145,084

Adjusted EBITDA
Las Vegas operations	$ 160,680	$ 68,485	$ 134,754
Native American management	7,604	17,601	21,476
Corporate and other	(11,635)	(11,786)	(11,146)
Adjusted EBITDA	$ 156,649	$ 74,300	$ 145,084